Press Release

F.N.B. Corporation Reports First Quarter 2020 Results and COVID-19 Actions
Implemented significant measures to support employees, customers, communities, and shareholders during COVID-19
PITTSBURGH, PA - April 23, 2020 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2020 with net income available to common stockholders of $45.4 million, or $0.14 per diluted common share. Comparatively, first quarter of 2019 net income available to common stockholders totaled $92.1 million, or $0.28 per diluted common share, and fourth quarter of 2019 net income available to common stockholders totaled $93.2 million, or $0.29 per diluted common share. The results for the first quarter of 2020 reflect a provision for credit losses of $37.9 million, or $0.09 per share, related to the COVID-19 macroeconomic impacts under the newly adopted Current Expected Credit Losses Standard (CECL), branch consolidation costs of $8.3 million, $0.02 per share, mortgage servicing rights impairment of $7.7 million, or $0.02 per share, accelerated vesting of certain 2020 stock grants of $5.6 million, or $0.01 per share, and COVID-19 related expenses of $2.0 million. These significant, unusual, or outsized items totaled $61 million, negatively impacting earnings by $0.15 per share.
Vincent J. Delie, Jr., President, Chairman and CEO of F.N.B. Corporation, said of its results, “Today’s COVID-19 pandemic and economic environment present all businesses, employees, customers and communities with new challenges. As an essential business, FNB is committed to being there for our customers when they need us the most, while at the same time, protecting the health and safety of our employees.

Our ongoing investments in technology and our digital platforms, including online appointment setting, enabled FNB to quickly meet customers’ needs in a new pandemic environment. We were able to develop an online application system in a week’s time to capture and process nearly 15,000 applications and $2.1 billion in the first allocation of funding to small businesses through participation in the SBA’s Paycheck Protection Program.

In addition to providing deferral and support programs for customers experiencing financial hardships due to the coronavirus, FNB committed $1 million in relief assistance to our communities, benefiting food banks and providing funding for essential medical supplies. We also supported our colleagues in the field with enhanced financial benefits and extended leave programs. I would like to commend and thank our employees. Their professional, compassionate, positive and resilient attitudes have been a bright light in helping each other, our customers, and our communities.  Moving forward, FNB is prepared for economic fluctuations, with ample liquidity and capital levels well above regulatory requirements. I am equally confident in our team’s ability to continue to deliver quality service and, in return, quality results."

First Quarter 2020 Highlights
(All comparisons refer to the first quarter of 2019, except as noted)

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Growth in total average loans was $1.1 billion, or 5.0%, with average commercial loan growth of $963 million, or 6.9%, and average consumer loan growth of $167 million, or 2.0%, with minimal average balance growth due to COVID-19.

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Total average deposits grew $1.2 billion, or 5.2%, primarily due to an increase in interest-bearing demand deposits of $1.4 billion, or 14.3%, and an increase in average non-interest-bearing deposits of $404 million, or 6.9%, partially offset by a decrease in average time deposits of $678 million, or 12.7%, largely from a managed decline in brokered CD balances.

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The loan to deposit ratio was 96.5% at March 31, 2020, compared to 94.7% at March 31, 2019, which includes a $249 million increase in commercial line utilization primarily due to COVID-19 related activity as of March 31, 2020.

•	Net interest income increased 0.9%, attributable to continued loan growth and reduced interest-bearing deposit rates based on current market conditions.

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On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 7 basis points to 3.14%, driven by stable average loan yields accompanied by a 7 basis point improvement in total cost of funds. Compared to the first quarter of 2019, the net interest margin declined 12 basis points from 3.26%, due to lower yields on earning assets from declines in the interest rate environment compared to 2019.

•	Additionally, on March 16, 2020, the Federal Open Market Committee (FOMC) reset the target Fed Funds rate range to 0.00%-0.25%, largely attributable to the COVID-19 impact.

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Non-interest income increased $3.1 million, or 4.8%. Capital markets income grew $5.1 million, or 84.1%, reflecting strong customer-related interest rate derivative activity and record transaction volume during the quarter. Insurance commissions and fees increased $1.7 million, or 33.8%, while trust income grew by $1.2 million, or 17.4%. Mortgage banking operations income decreased $4.9 million, or 126.5%, as higher origination and secondary marketing revenues were fully offset by a $7.7 million unfavorable impairment on mortgage servicing rights compared to $1.3 million in the first quarter of 2019.

•	Effective tax rate was 18.8%, compared to 19.3%.

•	The efficiency ratio (non-GAAP) was 59.0%, compared to 53.4%, reflecting the impact of significant, unusual, and outsized items during the first quarter of 2020.

•	The annualized net charge-offs to total average loans ratio improved 4 basis points to 0.10% from 0.14%.

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The ratio of tangible common equity to tangible assets (non-GAAP) increased 21 basis points to 7.36%. Compared to the fourth quarter of 2019, the ratio of tangible common equity to tangible assets (non-GAAP) decreased 22 basis points as the day 1 CECL adoption resulted in a $50.6 million, or 16 basis points, impact on January 1, 2020, as well as incremental provision for credit losses during the first quarter related to changes in the lifetime estimates due to the impact of COVID-19 on the macroeconomic variables used in the estimate. Significant, unusual, or outsized items during the first quarter of 2020 totaled $48.5 million after-tax, or 15 basis points, and impacted tangible book value per common share (non-GAAP) by $0.16 per share. On a linked-quarter basis, tangible book value per common share (non-GAAP) decreased $0.07, or 0.9%, to $7.46.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Quarterly Results Summary	1Q20	4Q19	1Q19
Reported results
Net income available to common stockholders (millions)	$45.4	$93.2	$92.1
Net income per diluted common share	0.14	0.29	0.28
Book value per common share (period-end)	14.67	14.70	14.09
Pre-provision net revenue (reported) (millions)	$106.3	$123.1	$130.2
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$53.5	$96.6	$93.4
Operating net income per diluted common share	0.16	0.30	0.29
Tangible common equity to tangible assets (period-end)	7.36%	7.58%	7.15%
Tangible book value per common share (period-end)	$7.46	$7.53	$6.91
Pre-provision net revenue (operating) (millions)	$116.5	$127.4	$131.9
Average Diluted Common Shares Outstanding (thousands)	326,045	326,516	325,829
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(2.0)	$—	$—
After-tax impact of COVID-19 expense	(1.6)	—	—
Pre-tax branch consolidation costs	(8.3)	—	(1.6)
After-tax impact of branch consolidation costs	(6.5)	—	(1.3)
Pre-tax service charge refunds	—	(4.3)	—
After-tax service charge refunds	—	(3.4)	—
Other unusual or outsized items impacting earnings[1] (millions)
Pre-tax provision for COVID - impacted macroeconomic conditions	(37.9)	—	—
After-tax impact of provision for COVID - impacted macroeconomic conditions	(29.9)	—	—
Pre-tax MSR impairment	(7.7)	1.9	(1.3)
After-tax MSR impairment	(6.1)	1.5	(1.1)
Pre-tax accelerated vesting of certain 2020 stock grants	(5.6)	—	—
After-tax accelerated vesting of certain 2020 stock grants	(4.4)	—	—
Total significant, unusual or outsized items pre-tax	$(61.5)	$(2.4)	$(2.9)
Total significant, unusual or outsized items after-tax	$(48.5)	$(1.9)	$(2.4)

(1) Favorable (unfavorable) impact on earnings

First Quarter 2020 Results – Comparison to Prior-Year Quarter
Net interest income totaled $232.6 million, increasing $2.0 million, or 0.9%. The net interest margin (FTE) (non-GAAP) declined 12 basis points to 3.14%, reflecting lower yields on variable-rate loans due to lower benchmark interest rates following significant changes in the interest rate environment since July 2019, partially offset by reduced total cost of funds and higher discount accretion on acquired loans in a post-CECL environment.
Total average earning assets increased $1.2 billion, or 4.0%, due to average loan growth of $1.1 billion. The total yield on average earning assets decreased to 4.12% from 4.37%, driven by repricing of variable and adjustable-rate loans as the FOMC lowered its target rate by 2.25% between July 2019 and March 2020. The total cost of funds decreased to 1.01%, compared to 1.14%, due to improved funding costs on interest-bearing deposits and borrowings, specifically lower rates on customer money market, time deposits, and short-term borrowings. The company issued $300 million in 2.20% 3-year fixed rate senior notes in late February, leading to an increase in average long-term borrowings of $795.9 million and a decrease to average short-term borrowings of $1.0 billion.
Average loans totaled $23.5 billion and increased $1.1 billion, or 5.0%, due to solid loan growth, particularly in the commercial portfolio. Average total commercial loan growth totaled $963 million, or 6.9%, including $753 million, or 15.9%, growth in commercial and industrial loans and $147 million, or 1.7%, in commercial real estate balances. Commercial loan growth was led by strong activity in the Pittsburgh, Cleveland, Charlotte, Raleigh and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions. Average consumer loan growth was $167 million, or 2.0%, with growth in residential mortgages of $239 million, or 7.6%, and direct installment loans of $99 million, or 5.6%, partially offset by a decline in consumer lines of credit of $125 million, or 8.0%, and indirect auto loans of $46 million, or 2.4%.
Average deposits totaled $24.6 billion, an increase of $1.2 billion, or 5.2%, supported by growth in interest-bearing demand deposits of $1.4 billion, or 14.3%, and non-interest-bearing deposits of $404 million, or 6.9%. The growth in non-interest-bearing and interest-bearing deposits was led by organic growth in both personal and commercial relationships. The loan-to-deposit ratio was 96.5% at March 31, 2020, compared to 94.7% at March 31, 2019.
Non-interest income totaled $68.5 million, increasing $3.1 million, or 4.8%. Capital markets income grew $5.1 million, or 84.1%, reflecting strong customer-related interest rate derivative activity in a volatile rate environment, while trust income grew $1.2 million, or 17.4% primarily driven by organic growth. Insurance commissions and fees increased $1.7 million, or 33.8%, representing the benefit from new business in the Carolina regions, as well as organic growth in commercial lines. Mortgage banking operations income decreased $4.9 million, or 126.5%, primarily due to a $7.7 million unfavorable interest rate-related valuation adjustment on mortgage servicing rights in the first quarter of 2020, compared to $1.3 million in the first quarter of 2019. The impairment was partially offset by origination and secondary marketing revenue of $6.5 million, compared to $4.0 million in the first quarter of 2019.
Non-interest expense totaled $194.9 million, increasing $29.2 million, or 17.6%. The primary drivers were increases in salaries and benefits of $12.5 million, or 13.7%, related primarily to production-related commissions and an increase in stock-based compensation. We made a change to long-term stock-based compensation vesting that resulted in accelerated grant date expense recognition for certain 2020 awards, with full expense recognition on grant date instead of recognizing the same expense amount over a 36-month vesting period. There were $8.3 million of branch consolidation costs compared to $0.5 million of branch consolidation costs in the first quarter of 2019, and $2.0 million of COVID-19 related expenses in the first quarter of 2020. Outside services also increased $2.2 million, or 14.6%. Excluding significant, unusual, and outsized items, non-interest expense increased $13.8 million, or 8.4%. The efficiency ratio (non-GAAP) totaled 59.0%, compared to 53.4%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO increased 6 basis points to 0.64%. Prior to the adoption of CECL, acquired (purchased credit deteriorated, or PCD) loans were excluded from our nonperforming disclosures. PCD loans that meet the definition of non-accrual are now included in the disclosures and resulted in $65 million increase in the non-accrual loans in the first quarter of 2020 compared to the first quarter of 2019. Total delinquency remains at satisfactory levels, and increased 16 basis points to 1.13%, compared to 0.97% at March 31, 2019.
The provision for credit losses totaled $47.8 million, compared to $13.6 million, driven by the COVID-19 related impacts to macroeconomic conditions. Net charge-offs were $5.7 million, or 0.10% annualized of total average loans, which declined from $7.6 million, or 0.14%. The decline in net charge-offs was attributable to continued favorable asset quality trends. The ratio of the allowance for credit losses to total loans and leases was 1.44% and 0.82% at March 31, 2020, and March 31, 2019, respectively. The CECL adoption on January 1, 2020, resulted in a Day 1 increase to the allowance for credit losses of $105.3 million. Additionally, we recorded $38 million of incremental provision for loan losses in the first quarter of 2020 specifically due to COVID-19 related macroeconomic conditions.

The effective tax rate was 18.8%, compared to 19.3% driven by lower pretax income.
The tangible common equity to tangible assets ratio (non-GAAP) increased 21 basis points to 7.36% at March 31, 2020, compared to 7.15% at March 31, 2019. The tangible book value per common share (non-GAAP) was $7.46 at March 31, 2020, an increase of $0.55, or 8.0%, from $6.91 at March 31, 2019. These increases were negatively impacted by 31 basis points, or $0.31 per share, respectively, for CECL adoption and significant, unusual, or outsized items during the first quarter of 2020. All capital ratios were impacted by the repurchase of 2.4 million common shares. The Company repurchased $25 million of common stock during the 2020 first quarter at an average cost of $10.60 per share. There is $125 million of share repurchase authorization remaining under the $150 million repurchase plan approved in 2019.

First Quarter 2020 Results – Comparison to Prior Quarter
Net interest income totaled $232.6 million, an increase of $6.2 million, or 2.7% from the prior quarter total of $226.4 million. The net interest margin (FTE) (non-GAAP) expanded 7 basis points to 3.14%, driven by stable average loan yields, higher discount accretion on acquired loans in a post-CECL environment, and a 10 basis point improvement in the cost of average deposits.
Total average earning assets increased $358 million, or 4.8% annualized, due primarily to $278 million of strong loan growth. The total yield on earning assets declined 1 basis point to 4.12% as higher accretion on acquired loans offset a decline in yields on variable-rate loans. The total cost of funds decreased to 1.01% from 1.08%, reflecting lower borrowing costs, as well as a shift in funding mix and reduction of 10 basis points in costs on interest-bearing deposits. The company issued $300 million in 2.20% 3-year fixed rate senior notes in late February, reducing the cost of long-term debt to 2.84% from 2.95%. The cost of short-term borrowings decreased from 1.88% to 1.67% while the average balance decreased $342 million due to the use of proceeds from the long-term debt issuance.
Average loans totaled $23.5 billion with average commercial loan growth of $225 million, or 6.1% annualized, and an increase in average consumer loans of $53 million, or 2.5% annualized. Average commercial loans included growth of $220 million, or 16.8% annualized, in commercial and industrial loans and an increase of $14 million, or 0.8% annualized, in commercial real estate. Average commercial loan growth was led by the Pittsburgh, Cleveland, Charlotte, Raleigh and Mid-Atlantic regions. Consumer balances included an increase in average residential mortgage loans of $57 million, or 7.0% annualized, largely attributable to higher refinance activity given the lower interest rate environment. Average balances of indirect auto loans decreased $40 million, or 8.3% annualized, led by focused pricing strategies to enhance line of business profitability. Average direct installment loans increased $65 million, 14.4% annualized, partially offset by average consumer lines of credit declining $29 million, or 8.0% annualized.
Average deposits totaled $24.6 billion and decreased $217 million, or 3.5% annualized, driven by a decline of $236 million, or 19.4% annualized, in time deposits, which included $93 million of lower brokered CD balances. Balances in interest-bearing demand remained constant and non-interest bearing deposits declined $41 million, or 2.6% annualized, indicative of normal seasonal flows. The loan-to-deposit ratio was 96.5% at March 31, 2020, compared to 94.0% at December 31, 2019.
Non-interest income totaled $68.5 million, decreasing $5.5 million, or 7.4%. Excluding significant, unusual, or outsized items, non-interest income decreased $0.3 million, or 0.3%, when excluding significant items to non-interest income of a $7.7 million unfavorable interest-rate related valuation adjustment on mortgage servicing rights in the first quarter of 2020, and $4.3 million of service charge refunds as well as a $1.9 million favorable interest-rate related valuation adjustment on mortgage servicing rights in the fourth quarter of 2019. Insurance commissions and fees increased $1.5 million, or 30.7% due to seasonal contingent revenues which occurred during the first quarter. Capital markets increased $2.5 million, or 29.1%, with strong contributions from interest rate derivative activity in a volatile interest-rate environment. Mortgage banking operations decreased $11.5 million, or 109.9%, due to a $7.7 million unfavorable interest rate-related valuation adjustment on mortgage servicing rights offset by $6.5 million of origination and secondary marketing revenue. Last quarter, mortgage banking operations had a $1.9 million favorable interest-rate related valuation adjustment on mortgage servicing rights and a record $8.4 million of origination and secondary marketing revenue.

Non-interest expense totaled $194.9 million, an increase of $17.5 million, or 9.9%. Excluding significant, unusual, or outsized items, non-interest expense increased $1.7 million, or 1.0%, when excluding $2.0 million of expenses associated with COVID-19, $8.3 million of branch consolidation costs, and $5.6 million of accelerated vesting on certain 2020 long-term stock-based compensation. The first quarter 2020 salaries and employee benefits expense increased $7.9 million, or 8.2%, mainly due to the accelerated vesting of certain 2020 stock grants. Bank shares and franchise taxes increased $1.7 million reflecting the recognition of a $1.2 million state tax credit in the prior quarter and higher year-end 2019 bank capital levels. The efficiency ratio (non-GAAP) equaled 59.0%, compared to 56.0%.
The ratio of non-performing loans and OREO to total loans and OREO increased 9 basis points to 0.64%. Prior to the adoption of CECL, acquired PCD loans were excluded from our nonperforming disclosures. PCD loans that meet the definition of non-accrual are now included in the disclosures and resulted in $54 million increase in the non-accrual loans in the first quarter of 2020 compared to the prior quarter. Total delinquency remains at favorable levels, and increased 19 basis points to 1.13%, compared to 0.94% at December 31, 2019.
The provision for credit losses totaled $47.8 million, compared to $7.5 million. The provision for credit losses exceeded net charge-offs of $5.7 million, or 0.10% annualized, of total average loans. Net charge-offs were unchanged from the prior quarter. The ratio of the allowance for credit losses to total loans and leases increased to 1.44% from 0.84% at December 31, 2019, representing the impact of CECL adoption and $38 million reserve build related to the impact of COVID-19 on macroeconomic conditions.
The effective tax rate was 18.8%, compared to 17.6%, as the prior quarter included the benefit of certain renewable energy investment tax credits.
The tangible common equity to tangible assets ratio (non-GAAP) decreased 22 basis points to 7.36% at March 31, 2020, compared to 7.58% at December 31, 2019, and tangible book value per common share (non-GAAP) was $7.46 at March 31, 2020, a decrease of $0.07 from December 31, 2019. These declines were primarily attributable to the previously mentioned January 1, 2020 CECL adoption and COVID-19 related allowance for credit losses reserve build during the first quarter of 2020 in addition to the impact of other significant, unusual, and outsized items.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as branch consolidation costs, COVID-19 expense and service charge refunds are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2020 and 2019 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. F.N.B. does not assume any duty to update forward-looking statements, except as required by federal securities laws.
F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:

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Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing or reversal of the current U.S. economic environment; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.

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Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

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Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

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Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, significant political events, cyber attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.

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Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:

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Changes resulting from a U.S. presidential administration or legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

◦	Changes to regulations governing bank capital and liquidity standards.

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Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to F.N.B.

◦	Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.

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The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the implementation of the new FASB Accounting Standards Update 2016-13 Financial Instruments -Credit Losses commonly referred to as the “current expected credit loss” standard (CECL) or modifications made to the implementation or the application of the CECL standard pursuant to the 2020 Cares Act.

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The impacts from the COVID-19 Pandemic and the invocation of the Defense Production Act on, among other things, the Company’s business and its employees, operations, customers, critical vendors and suppliers (including any requirement by federal or state governments to effectively quarantine employees or to close operations to the extent not considered “essential” or “critical infrastructure, and the uncertainties of the duration of the same), the ability of to pay and receive payments, business relationships due to restrictions on travel and otherwise, liquidity, compliance with financial and operating covenants and key management.

The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2019, our subsequent 2020 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. The F.N.B web address is included as an inactive textual reference only. Information on the F.N.B website is not part of this presentation.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results today for the first quarter of 2020 before the market open on Thursday, April 23, 2020. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results today at 8:15 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10142382. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations & Shareholder Services.”
A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, April 30, 2020. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10142382. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $35 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina and Virginia.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q20	1Q20
	1Q20	4Q19	1Q19	4Q19	1Q19
Interest Income
Loans and leases, including fees	$265,533	$265,731	$269,055	(0.1)	(1.3)
Securities:
Taxable	31,335	30,910	32,850	1.4	(4.6)
Tax-exempt	8,046	8,066	7,943	(0.2)	1.3
Other	1,226	1,357	462	(9.7)	165.4
Total Interest Income	306,140	306,064	310,310	—	(1.3)
Interest Expense
Deposits	49,467	55,580	50,377	(11.0)	(1.8)
Short-term borrowings	13,760	14,082	25,810	(2.3)	(46.7)
Long-term borrowings	10,282	9,965	3,530	3.2	191.3
Total Interest Expense	73,509	79,627	79,717	(7.7)	(7.8)
Net Interest Income	232,631	226,437	230,593	2.7	0.9
Provision for credit losses	47,838	7,544	13,629	534.1	251.0
Net Interest Income After Provision for Credit Losses	184,793	218,893	216,964	(15.6)	(14.8)
Non-Interest Income
Service charges	30,128	28,842	30,217	4.5	(0.3)
Trust services	7,962	7,151	6,784	11.3	17.4
Insurance commissions and fees	6,552	5,014	4,897	30.7	33.8
Securities commissions and fees	4,539	3,957	4,345	14.7	4.5
Capital markets income	11,113	8,608	6,036	29.1	84.1
Mortgage banking operations	(1,033)	10,417	3,905	(109.9)	(126.5)
Dividends on non-marketable equity securities	4,678	4,918	5,023	(4.9)	(6.9)
Bank owned life insurance	3,177	3,130	2,841	1.5	11.8
Net securities gains	53	35	—	51.4	—
Other	1,357	1,969	1,337	(31.1)	1.5
Total Non-Interest Income	68,526	74,041	65,385	(7.4)	4.8
Non-Interest Expense
Salaries and employee benefits	103,805	95,913	91,284	8.2	13.7
Net occupancy	21,448	14,056	15,065	52.6	42.4
Equipment	16,046	16,491	14,825	(2.7)	8.2
Amortization of intangibles	3,339	3,607	3,479	(7.4)	(4.0)
Outside services	16,896	17,285	14,745	(2.3)	14.6
FDIC insurance	5,555	5,621	5,950	(1.2)	(6.6)
Bank shares and franchise taxes	4,092	2,348	3,467	74.3	18.0
Other	23,711	22,044	16,927	7.6	40.1
Total Non-Interest Expense	194,892	177,365	165,742	9.9	17.6
Income Before Income Taxes	58,427	115,569	116,607	(49.4)	(49.9)
Income taxes	11,010	20,376	22,480	(46.0)	(51.0)
Net Income	47,417	95,193	94,127	(50.2)	(49.6)
Preferred stock dividends	2,010	2,011	2,010	—	—
Net Income Available to Common Stockholders	$45,407	$93,182	$92,117	(51.3)	(50.7)
Earnings per Common Share
Basic	$0.14	$0.29	$0.28	(51.7)	(50.0)
Diluted	0.14	0.29	0.28	(51.7)	(50.0)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				1Q20	1Q20
	1Q20	4Q19	1Q19	4Q19	1Q19
Assets
Cash and due from banks	$363	$407	$425	(10.8)	(14.6)
Interest-bearing deposits with banks	201	192	72	4.7	179.2
Cash and Cash Equivalents	564	599	497	(5.8)	13.5
Securities available for sale	3,194	3,289	3,403	(2.9)	(6.1)
Securities held to maturity	3,179	3,275	3,171	(2.9)	0.3
Loans held for sale	82	51	37	60.8	121.6
Loans and leases, net of unearned income	23,871	23,289	22,620	2.5	5.5
Allowance for credit losses	(343)	(196)	(186)	75.0	84.4
Net Loans and Leases	23,528	23,093	22,434	1.9	4.9
Premises and equipment, net	331	333	329	(0.6)	0.6
Goodwill	2,262	2,262	2,255	—	0.3
Core deposit and other intangible assets, net	64	67	75	(4.5)	(14.7)
Bank owned life insurance	545	544	538	0.2	1.3
Other assets	1,300	1,102	956	18.0	36.0
Total Assets	$35,049	$34,615	$33,695	1.3	4.0
Liabilities
Deposits:
Non-interest-bearing demand	$6,511	$6,384	$6,124	2.0	6.3
Interest-bearing demand	11,009	11,049	9,743	(0.4)	13.0
Savings	2,664	2,625	2,523	1.5	5.6
Certificates and other time deposits	4,562	4,728	5,492	(3.5)	(16.9)
Total Deposits	24,746	24,786	23,882	(0.2)	3.6
Short-term borrowings	3,443	3,216	4,111	7.1	(16.2)
Long-term borrowings	1,633	1,340	673	21.9	142.6
Other liabilities	385	390	349	(1.3)	10.3
Total Liabilities	30,207	29,732	29,015	1.6	4.1
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,075	4,067	4,052	0.2	0.6
Retained earnings	754	798	629	(5.5)	19.9
Accumulated other comprehensive loss	(45)	(65)	(88)	(30.8)	(48.9)
Treasury stock	(52)	(27)	(23)	92.6	126.1
Total Stockholders' Equity	4,842	4,883	4,680	(0.8)	3.5
Total Liabilities and Stockholders' Equity	$35,049	$34,615	$33,695	1.3	4.0

F.N.B. CORPORATION AND SUBSIDIARIES	1Q20			4Q19			1Q19
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$163,450	$1,226	3.02%	$83,948	$1,357	6.41%	$54,167	$462	3.46%
Taxable investment securities (2)	5,297,596	31,335	2.37	5,304,096	30,910	2.33	5,444,523	32,850	2.41
Non-taxable investment securities (1)	1,125,766	10,068	3.58	1,127,145	10,079	3.58	1,108,698	9,918	3.58
Loans held for sale	76,457	984	5.15	68,585	1,608	9.37	32,954	508	6.21
Loans and leases (1) (3)	23,509,124	265,828	4.54	23,230,888	265,584	4.54	22,379,504	270,151	4.89
Total Interest Earning Assets(1)	30,172,393	309,441	4.12	29,814,662	309,538	4.13	29,019,846	313,889	4.37
Cash and due from banks	375,106			395,967			377,648
Allowance for credit losses	(307,496)			(198,115)			(183,482)
Premises and equipment	335,594			332,042			332,055
Other assets	4,079,637			4,056,558			3,844,135
Total Assets	$34,655,234			$34,401,114			$33,390,202
Liabilities
Deposits:
Interest-bearing demand	$11,035,736	25,144	0.92	$11,035,271	28,964	1.04	$9,651,737	23,564	0.99
Savings	2,618,395	1,827	0.28	2,558,931	2,003	0.31	2,510,148	2,070	0.33
Certificates and other time	4,669,556	22,495	1.94	4,906,013	24,613	1.99	5,347,638	24,743	1.88
Total interest-bearing demand deposits	18,323,687	49,466	1.09	18,500,215	55,580	1.19	17,509,523	50,377	1.17
Short-term borrowings	3,305,058	13,761	1.67	2,963,033	14,082	1.88	4,311,840	25,810	2.41
Long-term borrowings	1,457,531	10,282	2.84	1,339,795	9,965	2.95	661,661	3,530	2.16
Total Interest-Bearing Liabilities	23,086,276	73,509	1.28	22,803,043	79,627	1.38	22,483,024	79,717	1.44
Non-interest-bearing demand deposits	6,296,976			6,337,845			5,892,774
Total Deposits and Borrowings	29,383,252		1.01	29,140,888		1.08	28,375,798		1.14
Other liabilities	397,515			408,737			362,161
Total Liabilities	29,780,767			29,549,625			28,737,959
Stockholders' equity	4,874,467			4,851,489			4,652,243
Total Liabilities and Stockholders' Equity	$34,655,234			$34,401,114			$33,390,202
Net Interest Earning Assets	$7,086,117			$7,011,619			$6,536,822
Net Interest Income (FTE) (1)		235,932			229,911			234,172
Tax Equivalent Adjustment		(3,301)			(3,474)			(3,579)
Net Interest Income		$232,631			$226,437			$230,593
Net Interest Spread			2.84%			2.75%			2.93%
Net Interest Margin (1)			3.14%			3.07%			3.26%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q20	4Q19	1Q19
Performance Ratios
Return on average equity	3.91%	7.78%	8.21%
Return on average tangible equity (1)	7.91	15.43	16.93
Return on average tangible common equity (1)	7.92	15.79	17.38
Return on average assets	0.55	1.10	1.14
Return on average tangible assets (1)	0.62	1.21	1.26
Net interest margin (FTE) (2)	3.14	3.07	3.26
Yield on earning assets (FTE) (2)	4.12	4.13	4.37
Cost of interest-bearing deposits	1.09	1.19	1.17
Cost of interest-bearing liabilities	1.28	1.38	1.44
Cost of funds	1.01	1.08	1.14
Efficiency ratio (1)	59.03	55.99	53.45
Effective tax rate	18.84	17.63	19.28
Pre-provision net revenue (reported) / average tangible common equity (1)	17.52	20.24	23.86
Pre-provision net revenue (operating) / average tangible common equity (1)	19.20	20.94	24.16
Capital Ratios
Equity / assets (period end)	13.81	14.11	13.89
Common equity / assets (period end)	13.51	13.80	13.57
Leverage ratio	7.96	8.21	7.88
Tangible equity / tangible assets (period end) (1)	7.69	7.91	7.49
Tangible common equity / tangible assets (period end) (1)	7.36	7.58	7.15
Common Stock Data
Average diluted shares outstanding	326,045,182	326,515,973	325,828,834
Period end shares outstanding	322,674,191	325,014,560	324,515,913
Book value per common share	$14.67	$14.70	$14.09
Tangible book value per common share (1)	$7.46	$7.53	$6.91
Dividend payout ratio (common)	86.24%	42.22%	42.57%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				1Q20	1Q20
	1Q20	4Q19	1Q19	4Q19	1Q19
Balances at period end
Loans and Leases:
Commercial real estate	$9,126	$8,960	$8,835	1.9	3.3
Commercial and industrial	5,644	5,308	4,889	6.3	15.4
Commercial leases	444	432	374	2.8	18.7
Other	46	21	49	119.0	(6.1)
Commercial loans and leases	15,260	14,721	14,147	3.7	7.9
Direct installment	1,880	1,821	1,744	3.2	7.8
Residential mortgages	3,444	3,374	3,233	2.1	6.5
Indirect installment	1,863	1,922	1,950	(3.1)	(4.5)
Consumer LOC	1,424	1,451	1,546	(1.9)	(7.9)
Consumer loans	8,611	8,568	8,473	0.5	1.6
Total loans and leases	$23,871	$23,289	$22,620	2.5	5.5
Note: Loans held for sale were $82, $51 and $37 at 1Q20, 4Q19, and 1Q19, respectively.
				% Variance
Average balances				1Q20	1Q20
Loans and Leases:	1Q20	4Q19	1Q19	4Q19	1Q19
Commercial real estate	$8,960	$8,947	$8,814	0.2	1.7
Commercial and industrial	5,476	5,256	4,723	4.2	15.9
Commercial leases	435	440	370	(1.0)	17.7
Other	48	51	50	(6.5)	(5.5)
Commercial loans and leases	14,919	14,694	13,957	1.5	6.9
Direct installment	1,849	1,785	1,750	3.6	5.6
Residential mortgages	3,408	3,350	3,169	1.7	7.6
Indirect installment	1,896	1,936	1,942	(2.1)	(2.4)
Consumer LOC	1,437	1,466	1,562	(2.0)	(8.0)
Consumer loans	8,590	8,537	8,423	0.6	2.0
Total loans and leases	$23,509	$23,231	$22,380	1.2	5.0

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				1Q20	1Q20
Asset Quality Data	1Q20	4Q19	1Q19	4Q19	1Q19
Non-Performing Assets
Non-performing loans (1)	$134	$103	$98	30.1	36.7
Other real estate owned (OREO)	20	26	34	(23.1)	(41.2)
Total non-performing assets	$154	$129	$132	19.4	16.7
Non-performing loans / total loans and leases	0.56%	0.44%	0.43%
Non-performing loans + OREO / total loans and leases + OREO	0.64	0.55	0.58
Non-performing assets / total assets	0.44	0.37	0.39
Delinquency (2)
Loans 30-89 days past due	$131	$95	$87	37.9	50.6
Loans 90+ days past due	6	42	55	(85.7)	(89.1)
Non-accrual loans	134	81	78	65.4	71.8
Total past due and non-accrual loans	$271	$218	$220	24.3	23.2
Total past due and non-accrual loans / total loans and leases	1.13%	0.94%	0.97%

(1)	Does not include loans acquired in a business combination at fair value for 4Q19 and 1Q19.
(2)	Delinquency for the acquired portfolio was $73 and $102 at 4Q19 and 1Q19, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				1Q20	1Q20
Allowance Rollforward	1Q20	4Q19	1Q19	4Q19	1Q19
Allowance for Credit Losses (1)
Balance at beginning of period	$195.9	$193.6	$179.6	1.2	9.1
Provision for credit losses	47.8	7.6	13.6	528.9	251.5
Net loan (charge-offs)/recoveries	(5.7)	(5.3)	(7.5)	7.5	(24.0)
Adjustment due to CECL adoption	105.3	—	—
Total allowance for credit losses	$343.3	$195.9	$185.7	75.2	84.9
Allowance for credit losses / total loans and leases	1.44%	0.84%	0.82%
Allowance for credit losses / total non-performing loans	255.58	190.21	189.16
Net loan charge-offs (annualized) / total average loans and leases	0.10	0.09	0.14

(1)	The allowance for credit losses for the acquired portfolio was $7 and $9 at 4Q19 and 1Q19, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				1Q20	1Q20
Operating net income available to common stockholders:	1Q20	4Q19	1Q19	4Q19	1Q19
Net income available to common stockholders	$45,407	$93,182	$92,117
COVID-19 expense	1,962	—	—
Tax benefit of COVID-19 expense	(412)	—	—
Branch consolidation costs	8,262	—	1,634
Tax benefit of branch consolidation costs	(1,735)	—	(343)
Service charge refunds	—	4,279	—
Tax benefit of service charge refunds	—	(899)	—
Operating net income available to common stockholders (non-GAAP)	$53,484	$96,562	$93,408	(44.6)	(42.7)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.14	$0.29	$0.28
COVID-19 expense	0.01	—	—
Tax benefit of COVID-19 expense	—	—	—
Branch consolidation costs	0.03	—	0.01
Tax benefit of branch consolidation costs	(0.01)	—	—
Service charge refunds	—	0.01	—
Tax benefit of service charge refunds	—	—	—
Operating earnings per diluted common share (non-GAAP)	$0.16	$0.30	$0.29	(46.7)	(44.8)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)
	1Q20	4Q19	1Q19
Return on average tangible equity:
Net income (annualized)	$190,710	$377,668	$381,737
Amortization of intangibles, net of tax (annualized)	10,610	11,304	11,146
Tangible net income (annualized) (non-GAAP)	$201,320	$388,972	$392,883

Average total stockholders' equity	$4,874,467	$4,851,489	$4,652,243
Less: Average intangibles (1)	(2,327,901)	(2,330,977)	(2,331,623)
Average tangible stockholders' equity (non-GAAP)	$2,546,566	$2,520,512	$2,320,620

Return on average tangible equity (non-GAAP)	7.91%	15.43%	16.93%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$182,625	$369,688	$373,586
Amortization of intangibles, net of tax (annualized)	10,610	11,304	11,146
Tangible net income available to common stockholders (annualized) (non-GAAP)	$193,235	$380,992	$384,732

Average total stockholders' equity	$4,874,467	$4,851,489	$4,652,243
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,327,901)	(2,330,977)	(2,331,623)
Average tangible common equity (non-GAAP)	$2,439,684	$2,413,630	$2,213,738

Return on average tangible common equity (non-GAAP)	7.92%	15.79%	17.38%
Return on average tangible assets:
Net income (annualized)	$190,710	$377,668	$381,737
Amortization of intangibles, net of tax (annualized)	10,610	11,304	11,146
Tangible net income (annualized) (non-GAAP)	$201,320	$388,972	$392,883

Average total assets	$34,655,234	$34,401,114	$33,390,202
Less: Average intangibles (1)	(2,327,901)	(2,330,977)	(2,331,623)
Average tangible assets (non-GAAP)	$32,327,333	$32,070,137	$31,058,579

Return on average tangible assets (non-GAAP)	0.62%	1.21%	1.26%
Tangible book value per common share:
Total stockholders' equity	$4,841,987	$4,883,198	$4,679,959
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,326,371)	(2,329,545)	(2,329,896)
Tangible common equity (non-GAAP)	$2,408,734	$2,446,771	$2,243,181

Common shares outstanding	322,674,191	325,014,560	324,515,913

Tangible book value per common share (non-GAAP)	$7.46	$7.53	$6.91

(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)
	1Q20	4Q19	1Q19
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,841,987	$4,883,198	$4,679,959
Less: intangibles (1)	(2,326,371)	(2,329,545)	(2,329,896)
Tangible equity (non-GAAP)	$2,515,616	$2,553,653	$2,350,063

Total assets	$35,048,746	$34,615,016	$33,695,411
Less: intangibles (1)	(2,326,371)	(2,329,545)	(2,329,896)
Tangible assets (non-GAAP)	$32,722,375	$32,285,471	$31,365,515

Tangible equity / tangible assets (period end) (non-GAAP)	7.69%	7.91%	7.49%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,841,987	$4,883,198	$4,679,959
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,326,371)	(2,329,545)	(2,329,896)
Tangible common equity (non-GAAP)	$2,408,734	$2,446,771	$2,243,181

Total assets	$35,048,746	$34,615,016	$33,695,411
Less: intangibles (1)	(2,326,371)	(2,329,545)	(2,329,896)
Tangible assets (non-GAAP)	$32,722,375	$32,285,471	$31,365,515

Tangible common equity / tangible assets (period end) (non-GAAP)	7.36%	7.58%	7.15%

KEY PERFORMANCE INDICATORS
Pre-Provision Net Revenue / Average Tangible Common Equity:
Net interest income	$232,631	$226,437	$230,593
Non-interest income	68,526	74,041	65,385
Less non-interest expense	(194,892)	(177,365)	(165,742)
Pre-provision net revenue (as reported) (non-GAAP)	$106,265	$123,113	$130,236
Pre-provision net revenue (as reported) (annualized) (non-GAAP)	$427,395	$488,437	$528,178
Adjustments:
Add: Branch consolidation costs (non-interest income)	—	—	1,176
Add: Service charge refunds (non-interest income)	—	4,279	—
Add: COVID - 19 expense (non-interest expense)	1,962	—	—
Add: Branch consolidation costs (non-interest expense)	8,262	—	458
Pre-provision net revenue (operating) (non-GAAP)	$116,489	$127,392	$131,870
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$468,515	$505,414	$534,805
Average total shareholders’ equity	$4,874,467	$4,851,489	$4,652,243
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)
Less: Average intangibles(1)	(2,327,901)	(2,330,977)	(2,331,623)
Average tangible common equity (non-GAAP)	$2,439,684	$2,413,630	$2,213,738
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	17.52%	20.24%	23.86%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	19.20%	20.94%	24.16%
(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)
	1Q20	4Q19	1Q19
Efficiency ratio (FTE):
Total non-interest expense	$194,892	$177,365	$165,742
Less: amortization of intangibles	(3,339)	(3,607)	(3,479)
Less: OREO expense	(1,647)	(1,198)	(1,069)
Less: COVID-19 expense	(1,962)	—	—
Less: branch consolidation costs	(8,262)	—	(458)
Adjusted non-interest expense	$179,682	$172,560	$160,736

Net interest income	$232,631	$226,437	$230,593
Taxable equivalent adjustment	3,301	3,474	3,579
Non-interest income	68,526	74,041	65,385
Less: net securities gains	(53)	(35)	—
Add: branch consolidation costs	—	—	1,176
Add: service charge refunds	—	4,279	—
Adjusted net interest income (FTE) + non-interest income	$304,405	$308,196	$300,733

Efficiency ratio (FTE) (non-GAAP)	59.03%	55.99%	53.45%
(1) Excludes loan servicing rights